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                                                                     Exhibit 4.8


THIS LINE OF CREDIT is made this 23rd day of December, 2004, by and between uWink, Inc. a Utah corporation, ("Borrower"), and Nancy Bushnell ("Lender"). Borrower is engaged in the business of manufacturing and distributing coin-operated video game terminals and operating an Internet-based entertainment network and has requested availability of a line of credit from Lender to fund Borrower's business operations; and Lender has expressed a willingness to provide a secured line of credit to Borrower to provide a working capital on the terms and conditions set forth therein;

         1. BORROWING LIMIT. Lender shall provide a line of credit in the initial amount of not more than fifty thousand dollars ($50,000) which Lender shall administrate and draw from for the benefit of Borrow for purposes such as payment to manufacturers, raw material vendors and other vendors of Borrower as may be approved by Lender. Increases in the principal amount of the line of credit may be requested by Borrower and will be considered by Lender, provided, however that any increases in the principal amount of the line of credit shall be in the sole discretion of the Lender.

         2. MATURITY. Notwithstanding anything to the contrary in this Line of Credit, the principal advanced by Lender hereunder and all interest charge which may accrue in the event of default shall be due and payable in full no later than September 30, 2005. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

         3. PAYMENT; PREPAYMENT. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty.

         4. GOVERNING LAW. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

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         5.       AMENDMENTS AND WAIVERS. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this
                  Section 5 shall be binding upon the Borrower, each Lender and each transferee of any Note.

         6. ACTION TO COLLECT ON NOTE. If action is instituted to collect on this Line of Credit, the Borrower promises to pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

         7. LOSS OF NOTE. Upon receipt by the Borrower of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Line of Credit or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Line of Credit (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

                                        THE COMPANY:

                                        UWINK, INC.


                                        By: ____________________________________
                                             Lawrence C. Early
                                             Chief Financial Officer and Officer

                                        Address:
                                        5443 Beethoven Street
                                        Los Angeles, CA  90066
                                        Phone: (310) 827-6900  ext. 106